                                                                    EXHIBIT 2.2


                               AMENDMENT NO. 1 TO
                     MASTER AGREEMENT OF PURCHASE AND SALE

                  AMENDMENT NO. 1 (the "Amendment"), dated as of October 1, 2002, by and between Goodrich Corporation, a New York corporation ("Buyer"), and TRW Inc., an Ohio corporation ("TRW") to the Master Agreement of Purchase and Sale (the "Agreement"), dated as of June 18, 2002, by and between Buyer and TRW. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                  WHEREAS, the parties hereto desire to enter into this Amendment so as to make certain modifications to the Agreement;

                  NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

                  Section 1.1       Parties to the Agreement

                  (a) The first paragraph of the Agreement shall be revised to add new parties to the agreement by deleting the word "and" before "TRW INC." on the third line, and adding the following words at the end of such first paragraph: "TRW Systemes Aeronautiques Civils, a subsidiary of TRW that is organized under the laws of France and registered with the Commercial and Companies Registry of Pontoise under the number 415 313 972 ("TRW SAC"), TRW Systemes Aeronautiques, a subsidiary of TRW that is organized under the laws of France and registered with the Commercial and Companies Registry of Versailles under the number 552 019 093 ("TRW SA"), and Goodrich Control Systems S.A.S., a subsidiary of Buyer that is organized under the laws of France and registered with the Registry of Commerce and Companies of Meaux under the number 443 177 233 RCS Meaux ("Goodrich Control Systems").

                  (b) Section 6.11 of the Agreement shall hereby be amended to add the following subsection (c) to such section:

                           (c) In furtherance of Section 6.11(b), (i) TRW SAC and Goodrich Control Systems shall enter into a Local Transfer Agreement to effect the sale of the Acquired Assets owned by TRW SAC to Goodrich Control Systems, and (ii) TRW SA and Goodrich

                  Control Systems shall enter into a Local Transfer Agreement to effect the sale of the Acquired Assets owned by TRW SA to Goodrich Control Systems.

                  (c) Section 10.1 of the Agreement shall be amended to add the following language to the end of the first paragraph (immediately following the notice information for TRW):

                  and

                  (c)      if to Goodrich Control Systems:

                  Goodrich Control Systems S.A.S.
                  106 rue Fourny
                  78530 Buc, France
                  Attention:  President
                  Telecopy:  00 33 1 39 20 52 90

                  With a copy to:

                  Goodrich Corporation
                  Four Coliseum Centre
                  2730 West Tyvola Road
                  Charlotte, N.C. 28217 USA
                  Attention: Corporate Secretary
                  Telecopy: 704-423-7034

                           and

                  (d)      if to TRW SAC:

                  TRW Systemes Aeronautiques Civils
                  15 rue des Sorins
                  92400 Nanterre  France
                  Attention: President
                  Telecopy:  00 33 1 58 58 45 00

                  With a copy to:

                  TRW Inc.
                  1900 Richmond Road
                  Cleveland, OH 44124 USA
                  Attention: Secretary
                  Telecopy: 216-291-7070
                  and

                  (e)      if to TRW SA:

                  TRW Systemes Aeronautiques
                  15 rue des Sorins
                  92000 Nanterre, France
                  Attention: President
                  Telecopy:

                  With a copy to:

                  TRW Inc.
                  1900 Richmond Road
                  Cleveland, OH 44124 USA
                  Attention: Secretary
                  Telecopy: 216-291-7070

                  Section 1.2       Ancillary Agreements.

                  (a) Section 1.1 of the Agreement shall be amended to add the following definition to such section, following the definition of "Domain Names":

                  "Employee Leasing Agreement" shall mean the agreement to be entered into on the Closing Date, between TRW and Buyer, pursuant to which TRW or its Subsidiaries shall continue to employ certain employees of the Business past the Closing Date and lease such employees to Goodrich for the term of such agreement."

                  (b) Section 1.1 of the Agreement shall be amended to add the following definitions to such section, following the definition of "Final Determination":

                  "Foreign Exchange Termination Agreements" shall mean collectively the letter agreement dated September 26, 2002 and the letter agreement dated September 27, 2002, each between TRW and Buyer and relating to the treatment of, and cost reimbursement for, the termination of certain foreign exchange transactions."

                  (c) The definition of "Ancillary Agreements" appearing in the third sentence of Section 6.11(a) of the Agreement shall be amended to add the words "the Employee Leasing Agreement, the Foreign Exchange Termination

Agreements, the Cincom Letter Agreement," following the words "the Local Transfer Agreements".

                  Section 1.3       Transfer of Bank Accounts

                  (a) Section 2.3(a) shall be amended by (1) removing the word "and" at the end of subsection (xiii), (2) replacing the period at the end of clause (xiv) with a semicolon followed by the word "and", and (3) adding the following subsection (xv) to such section:

                  "(xv)  the bank accounts listed on Schedule 2.3(a)(xv)."

                  (b) A new Schedule 2.3(a)(xv) shall be added to the Agreement, as attached hereto as Exhibit A.

                  (c) Subsection (i) of Section 2.3(b) of the Agreement shall be amended by adding the words "except for cash in the bank accounts listed on Schedule 2.3(a)(xv)," to the beginning of such subsection.

                  Section 1.4 Compania Espanola de Sistemas Aeronauticos SA (Spain). Section 6.5 of the Agreement shall hereby be amended to add the following clause (c) to such section:

                           (c) Buyer and TRW hereby agree that if (i) the consent of Construcciones Aeronatuicas, S.A. ("CASA") to the transfer of TRW's interests in the Spanish Affiliate is not obtained on or prior to October 1, 2002 (or such other date as the parties shall select as the Closing Date), (ii) all the conditions to closing in Article VII are satisfied or waived at or prior to such time, and (iii) CASA has not exercised its pre-emptive rights to purchase TRW's interests in the Spanish Affiliate, pursuant to the terms and conditions of the organizational documents governing the Spanish Affiliate (such rights, the "Pre-Emptive Rights"), then (x) the Closing shall take place on October 1, 2002 (or such other date as the parties shall select as the Closing
                  Date), with a reduction of $3,000,000 (three million dollars) to the Purchase Price (which shall be treated as a decrease to the purchase price for all purposes of this Agreement), and (y) the provisions of Section 6.5(b) will apply to the treatment of TRW's interest in the Spanish Affiliate until the earlier of such time as CASA provides its consent to the transfer of TRW's interests in the Spanish Affiliate to Buyer or CASA exercises its Pre-Emptive Rights. Following the Closing Date, if CASA provides its consent to the transfer of TRW's interests in the Spanish Affiliate to Buyer, TRW shall transfer ownership of TRW's interests in the Spanish Affiliate to Buyer immediately following receipt of such consent, and Buyer shall pay to TRW an amount equal to $3,000,000 (three million dollars) in immediately available funds (which shall be treated as a increase to the purchase price for all purposes of this Agreement), at which time the provisions of Section 6.5(b) as they relate to the treatment of TRW's interests in the Spanish Affiliate shall immediately cease. Following the Closing Date, if CASA exercises its Pre-Emptive Rights, then (i) upon transfer of TRW's interests in the Spanish Affiliate to CASA pursuant to such exercise, the provisions of Section 6.5(b) as they relate to the treatment of TRW's interests in the Spanish Affiliate shall immediately cease and (ii) Buyer and Seller shall use their reasonable best efforts to cooperate and shall negotiate in good faith to determine the value of TRW's interests in the Spanish Affiliate (the "Spanish Affiliate Price"). Buyer and TRW hereby expressly agree and acknowledge that the Spanish Affiliate Price may be different from the amount paid by CASA to TRW for the purchase of TRW's interests in the Spanish Affiliate pursuant to the exercise of CASA's Pre-Emptive Rights. If after ten (10) Business Days following the closing of the transfer of TRW's interests in the Spanish Affiliate to CASA, Buyer and TRW have not agreed on the Spanish Affiliate Price, Buyer and TRW shall appoint a third-party appraisal firm of international repute, reasonably mutually acceptable to Buyer and TRW (the "Spanish Appraiser"), to determine the Spanish Affiliate Price. The Spanish Appraiser shall determine the Spanish Affiliate Price according to commonly accepted valuation techniques and shall deliver its report to Buyer and to TRW within twenty 20 Business Days of its appointment. The Spanish Affiliate Price determined by the Spanish Appraiser shall be final, non-appealable and binding on both Buyer and TRW and may be enforced in any court having competent jurisdiction. The fees and expenses of the Spanish Appraiser shall be borne one-half by Buyer and one-half by TRW. If the Spanish Affiliate Price is greater than $3,000,000 (three million dollars), then TRW shall deliver to Goodrich an amount in immediately available funds equal to such excess (which shall be treated as a decrease to the Purchase Price for all purposes of this Agreement). If the Spanish Affiliate Price is less than $3,000,000 (three million dollars), then Goodrich shall deliver to TRW an amount in immediately available funds equal to such shortfall (which shall be treated as an increase to the Purchase Price for all purposes of this Agreement). The payment referred to in the two preceding sentences shall be made no later than two (2) Business Days after the later of (i) the date on which TRW transfers its interests in the Spanish Affiliate to CASA, (ii) the date on which Buyer and TRW mutually agree the Spanish Affiliate Price or (iii) the date on which the Spanish Appraiser delivers its report to Buyer and TRW. Buyer shall control the process of agreeing with CASA on the appropriate price to be paid pursuant to the exercise of CASA's Pre-Emptive Rights, and TRW shall reasonably cooperate with Buyer in its control of such process.

                  Section 1.5       TRW Thales Aerolec SAS (France). Section
6.5 of the Agreement shall hereby be amended to add the following clause (d) to such section:

                           (d) Buyer and TRW hereby agree that if (i) the approval of the French Ministry of Finance to transfer TRW's interests in TRW Thales Aerolec SAS (the "French JV") is not obtained on or prior to October 1, 2002 (or such other date as the parties shall select as the Closing Date), and (ii) all the conditions to closing in Article VII are satisfied or waived at or prior to such time, then (x) the Closing shall take place on October 1, 2002 (or such other date as the parties shall select as the Closing Date), with a reduction of $30,000 (thirty thousand dollars) to the Purchase Price (which shall be treated as a decrease to the Purchase Price for all purposes of this Agreement), and (y) the provisions of Section 6.5(b) will apply to the treatment of TRW's interest in the French JV until the approval of the French Ministry of Finance to transfer TRW's interests in the French JV are obtained. As soon as reasonably practical following receipt of the approval of the French Ministry of Finance to transfer TRW's interests in the French JV, TRW shall transfer such interests in the French JV to Buyer, and Buyer shall pay to TRW an amount equal to $30,000 (thirty thousand dollars) in immediately available funds, which shall be treated as an increase in the Purchase Price for all purposes of this Agreement, and upon such payment, the provisions of Section 6.5(b) as they relate to the treatment of TRW's interest in the French JV shall immediately cease.

                  Section 1.6 Certain Consent Issues. Section 6.5 of the Agreement shall hereby be amended to add the following clause (e) to such section:

                           (e)      TRW and Buyer shall comply with the
                  procedures set forth in Exhibit D hereto in connection with seeking the consent of Cincom Systems, Inc. to the transfer of the Software License Agreement, dated July 31, 1997, between Cincom Systems, Inc. and TRW Limited, to Buyer.

                  Section 1.7       Certain Employee Matters

                  (a) Section 6.8(a) of the Agreement shall be amended by adding the following sentence to the end of such subsection: "The obligations of the parties pursuant to this Section 6.8 shall be subject to the terms and conditions of the Employee Leasing Agreement."

                  (b) Schedule 6.8(b) to the Agreement shall be amended by adding the name "Steve Vasiliadis" to such schedule.

                  (c) Section 6.8(n) of the Agreement shall be deleted in its entirety.

                  (d) Section 6.8(o) of the Agreement shall be amended by deleting subsection (ii) in its entirety and inserting the following subsection
(ii) in its place:

                  "(ii) At the Closing, or as soon as reasonably practicable thereafter, TRW shall (A) pay the five Australian Transferred Employees engaged in managerial or supervisory duties identified on Schedule 6.8(o) attached hereto as Exhibit B their accrued entitlement to annual leave and long service leave, and (B) provide Buyer with documentation concerning all entitlements to which each Australian Transferred Employee is entitled as at the Closing Date, including accrued sick leave, annual leave and long service leave. Buyer shall be responsible for honoring all entitlements to which each Australian Transferred Employee (except for the five Australian Transferred Employees identified on Schedule 6.8(o)) is entitled pursuant to services performed by such employee prior to the Closing Date, including accrued sick leave, annual leave and long service leave. Buyer and TRW agree that in exchange for Buyer assuming liability for the accrued sick leave, annual leave and long service leave of Transferred Australian Employees an amount equal to the value of the accrued sick leave, annual leave and long service leave of the Australian Transferred Employees as at Closing will appear as a liability of TRW in the Closing Balance Sheet."

                  Section 1.8       Novation Agreements

                  Section 6.9 of the Agreement shall be amended by adding the following sentence to the end of such section:

                           "Nothing in any of the novation agreements, entered
                  into by and among Buyer (or one of its Affiliates), TRW (or one of its

                  Affiliates) and various third parties, which novation agreements effect the replacement of TRW (or one of its Affiliates) by Buyer (or one of its Affiliates) as a party to the agreements of the Business, shall be construed to amend or otherwise affect any provision of this Agreement, including without limitation the allocation of liabilities in
                  Section 2.4 of this Agreement."

                  Section 1.9       Local Transfer Agreements.

                  (a) Section 6.11(b) of the Agreement shall be amended by replacing the period after the phrase "Asset Selling Subsidiaries" in the sixth line with the word "and".

                  (b) Section 6.11(b) of the Agreement shall be further amended by adding the following sentence to the end of such section:

                  "To the extent there are any inconsistencies between terms and conditions of the Agreement and the terms and conditions of a Local Transfer Agreement, the terms and conditions of the Agreement shall prevail."

                  Section 1.10      Asset Selling Subsidiaries.

                  Schedule 2.3(a) shall be amended to add at the end of such Schedule a new item 16, which shall read "H.M. Hobson Ltd. - certain real property rights".

                  Section 1.11      Tax Allocation

                  (a) Subsection (i) of Section 2.7(a) shall be amended by inserting the following words at the end of the first sentence thereof:
"including, in respect of each UK Item other than the UK Item described in
Schedule 2.7 as UK Holdco Class A and Class B Shares, an appraisal of the A Portion and B Portion of that UK Item (if any) and, in the case of the UK Item described in Schedule 2.7 as UK Holdco Class A and Class B Shares, an appraisal of each such class of shares."

                  (b) Section 2.7(a) shall be further amended by inserting following new subsection (v):

                  "(v) In Section 2.7(a)(i) above, the following defined terms bear the following meanings:

                           "A Portion" shall mean that portion of the UK Item forming part of the A Portion Business (as that term is defined in a deed of transfer between TRW Holding Limited, Goodrich

                           Control Systems Limited and Goodrich Controls Holding Limited to be executed on Closing pursuant to paragraph 10 of Schedule 2.1(the "Schedule 2.1(10) Transfer Deed"); and

                           "B Portion" shall mean that portion of the UK Item forming part of the B Portion Business (as that term is defined in the Schedule 2.1(10) Transfer Deed).

                  (c) The definition of "UK Items" shall be amended by replacing the word "and" in the final line with a comma, and adding the following words to the end of such definition "(v) HM Hobson Limited - Assets and (vi) TRW Systems Limited - Assets."

                  (d) Schedule 2.7 containing the Purchase Price Allocation shall be deleted in its entirety, and replaced with the document attached as Exhibit C hereto.

                  Section 1.12      Amendments to Supplemental Accounting
Principles.

                  (a) The information for Account Number 001-000, Title - Cash, in the Supplemental Accounting Principles, attached as Annex 1 to Section
4.7 of the TRW Disclosure Letter, shall be deleted in its entirety and replaced with the following:


001-000      CASH          Represents balances in bank accounts including checks that have been issued/received but not cleared.

                           EXCLUDED FROM REFERENCE BALANCE SHEET.

                           EXCLUDED FROM THE CLOSING DATE BALANCE SHEET FOR U.S. UNITS.

                           EXCLUDED FROM THE CLOSING DATE BALANCE SHEET FOR NON-U.S. UNITS WHERE BANK ACCOUNTS ARE NOT
                           TRANSFERRED TO GOODRICH.

                           INCLUDED IN THE CLOSING DATE BALANCE SHEET FOR NON-U.S. UNITS WHERE BANK ACCOUNTS ARE
                           TRANSFERRED TO GOODRICH.

                           NOTE: CASH BALANCES THAT ARE DENOMINATED IN A NON-US DOLLAR
                           CURRENCY SHOULD BE REFLECTED ON THE CLOSING BALANCE SHEET IN A US DOLLAR AMOUNT
                           OBTAINED BY TRANSLATING THE FOREIGN CURRENCY BALANCE AT THE CLOSING DATE EXCHANGE RATE.
                           TRW AND BUYER TREASURY DEPARTMENTS WILL WORK TOGETHER IN GOOD FAITH TO DETERMINE
                           THE EXCHANGE RATE TO BE USED FOR THESE CASH BALANCES.

                           THIS TREATMENT ASSUMES THAT ALL BANK ACCOUNTS ARE PROPERLY RECONCILED AS OF THE
                           CLOSING DATE. FOR CLARIFICATION, THE ONLY BANK RECONCILIATION CATEGORIES SHOULD
                           BE BANK BALANCE, OUTSTANDING CHECKS,  UNDEPOSITED RECEIPTS AND BOOK BALANCE.
                           UNLESS THERE ARE PROVEN BANK ERRORS, ALL "OTHER" RECONCILING ITEMS WILL BE CONSIDERED
                           BOOK CASH ERRORS AND BOOK CASH SHOULD BE ADJUSTED ON THE RECONCILIATIONS. CLOSING
                           DATE BANK RECONCILIATIONS WILL BE REVIEWED BY BUYER AND TRW PRIOR TO FINALIZATION
                           OF ANY BOOK CASH BALANCES INCLUDED IN THE CLOSING BALANCE SHEET. WHERE APPROPRIATE,
                           PETTY CASH BALANCES ARE EXCLUDED FROM THIS RECONCILIATION COMMENT.

                  (b) The information for Account Number 035-000, Title - Short-Term Debt, in the Supplemental Accounting Principles, attached as Annex 1 to Section 4.7 of the TRW Disclosure Letter, shall be deleted in its entirety and replaced with the following:


035-000      SHORT-TERM    Represents the unpaid balance of overdrafts, notes, drafts and other indebtedness that
               DEBT        have been issued or assumed by or for the Business and which are payable within one year of the balance sheet date.

                           EXCLUDED FROM THE REFERENCE BALANCE SHEET FOR ALL ENTITIES. THE CLOSING BALANCE SHEET WILL
                           INCLUDE BANK DEBT ASSOCIATED WITH THE XIAMEN R&O JOINT VENTURE TO THE EXTENT THAT SUCH DEBT
                           EXCEEDS OR IS LESS THAN $4.4 MILLION. SHOWN AS A CREDIT BALANCE (LIABILITY) IF THE DEBT IS
                           GREATER THAN $4.4 MILLION; SHOWN AS A DEBIT BALANCE (ASSET) IF THE DEBT IS LESS THAN $4.4
                           MILLION.

                           Note: To the extent that Goodrich transfers any portion of Xiamen debt to another bank, or adds to or reduces the outstanding balance of Xiamen debt at or about the time of closing, that action will be considered a post closing event with no impact on the reference or closing balance sheet.

                  (c) The information for Account Number 047-XXX, Title - L/T and Short Term Debt, in the Supplemental Accounting Principles, attached as Annex 1 to Section 4.7 of the TRW Disclosure Letter, shall be deleted in its entirety and replaced with the following:

047-XXX      L/T AND       Represents debt and obligations due to banks.
             SHORT
             TERM DEBT

                           EXCLUDED FROM THE REFERENCE BALANCE SHEET FOR ALL ENTITIES. THE CLOSING BALANCE SHEET WILL
                           INCLUDE BANK DEBT ASSOCIATED WITH THE XIAMEN R&O JOINT VENTURE TO THE EXTENT THAT SUCH DEBT
                           EXCEEDS OR IS LESS THAN $4.4 MILLION. SHOWN AS A CREDIT BALANCE (LIABILITY) IF THE DEBT IS
                           GREATER THAN $4.4 MILLION; SHOWN AS A DEBIT BALANCE (ASSET) IF THE DEBT IS LESS THAN $4.4
                           MILLION.

                           NOTE: TO THE EXTENT THAT GOODRICH TRANSFERS ANY PORTION OF XIAMEN DEBT TO ANOTHER BANK, OR
                           ADDS TO OR REDUCES THE OUTSTANDING BALANCE OF XIAMEN DEBT AT OR ABOUT THE TIME OF CLOSING,
                           THAT ACTION WILL BE CONSIDERED A POST CLOSING EVENT WITH NO IMPACT ON THE REFERENCE OR
                           CLOSING BALANCE SHEET.

                  Section 1.13      TRW UK Pension Scheme

                  (a) Subsection 6.8(u)(i) of the Agreement shall hereby be amended to add the following sentence at the end thereof:

                  For the purposes of calculating any Payment under this
                  Section 6.8(u), any on account transfer or excess payment made under paragraph 11 of Schedule 6.8(e)(ii) to the Agreement shall be ignored except that any on account transfer (as adjusted in accordance with Schedule 6.8(e)(ii)) shall be deemed to form part of the Transfer Amount (or such lesser amount as is actually transferred from the TRW Pension Scheme to the Buyer UK Pension Scheme in discharge of the TRW Scheme's liability to provide benefits for the UK Transferred Employees) when the Transfer Amount (or such lesser amount) is actually transferred.

                  (b) The "TRW Share Sale-Pension Schedule", attached as Annex 1 to Schedule 6.8(e)(ii) to the Agreement, shall be amended to add the following as paragraphs 10 and 11 to such TRW Share Sale-Pension Schedule:

                  "10      REDUNDANCIES

                  If on or before 31 December 2002 a Consenting Member is made redundant by the Buyer's Group or in the case of a Consenting Member who was a member of the "Senior Sections" in the TRW Scheme, such a Consenting Member retires at the employer's request and in either case is then aged 50 or over, TRW and the Buyer will co-operate in good faith (Revenue requirements permitting) to arrange for him to be offered the option of transferring the value of the rights he has then accrued or been credited under the Buyer's Scheme to the TRW Scheme, so that the TRW Scheme will provide for him the benefits which he would have received on redundancy or, in the case of a Consenting Member of the "Senior Sections", on retirement at the employer's request, had he remained in active membership of the TRW Scheme after Closing until the date when he was made redundant or, in the case of a Consenting Member of the "Senior Sections", the date when such a Consenting Member retired at the employer's request.

                  Any such transfer value will be calculated by the TRW Actuary (and agreed by the Buyer's Actuary) in accordance with paragraph 4 of this Schedule.

                  If Payment Date takes place after 31 December 2002, the transfer value shall be an amount equal to the sum of (a) and
                  (b) (as defined below). There will be no physical transfer payment from the Buyer's Scheme back to the TRW Scheme but the transfer value will be made by netting off such amount against the Transfer Amount which would otherwise be paid by the TRW Scheme to the Buyer's Scheme under this Schedule (or against such lesser amount as is transferred from the TRW Scheme to the Buyer's Scheme in discharge of the TRW Scheme's liability to provide benefits for the UK Transferred Employees).

                  Where (a) is the part of the Transfer Amount in respect of the member concerned that would have been transferred to the Buyer's Scheme under this Schedule but for the provisions contained in this paragraph (with the proviso that, if the sum otherwise transferred on Payment Date from the TRW Scheme to the Buyer's Scheme is lower than the Transfer Amount, a reduction on that same basis is made to this item (a)); and

                  Where (b) is the value of the Consenting Member's benefits that have accrued on or after Closing under the Buyer's Scheme calculated on the date of termination of service on the TRW PBO basis in accordance with the Actuary's Letter and paragraph 4 (with references to Closing being to the date of termination of service) and then increased or decreased over the period starting on the day of termination of service and ending on the end of the day which is 3 days before the Payment Date by the Timing Adjustment and then increased by interest at the Agreed Rate from (and including) the day which is 2 days before the Payment Date to the end of the day before the Payment Date. For the avoidance of doubt when calculating the value of the member's benefits on the TRW PBO basis, Factors A, B & C (as defined in the Actuary's Letter) will not apply.

                  If Payment Date is on or before 31 December 2002, the transfer value shall be an amount in cash equal to the sum of
                  (c) and (d) (as defined below).

                  Where (c) is the part of the unadjusted Transfer Amount (as defined in the Actuary's Letter) in respect of the member concerned as at Closing (with the proviso that, if the sum transferred on Payment Date from the TRW Scheme to the Buyer's Scheme is lower than the Transfer Amount, a reduction on that same basis is made to this item (c)), and then increased or decreased over the period starting on Closing and ending on the end of the day which is 3 days before the day of payment of this transfer value by the Timing Adjustment and then increased by interest at the Agreed Rate from (and including) the day which is 2 days before the day of payment of this transfer value to the end of the day before the day of payment of this transfer value; and

                  Where (d) is the value of the Consenting Member's benefits that have accrued on or after Closing under the Buyer's Scheme calculated on the date of termination of service on the TRW PBO basis in accordance with the Actuary's Letter and paragraph 4 (with references to Closing being to the date of termination of service), and then increased or decreased over the period starting on the day of termination of service and ending on the end of the day which is 3 days before the day of payment of this transfer value by the Timing Adjustment and then increased by interest at the Agreed Rate from (and including) the day which is 2 days before the day of payment of this transfer value to the end of the day before the day of payment of this transfer value. For the avoidance of doubt when calculating the value of the member's benefits on the TRW PBO basis, Factors A, B & C (as defined in the Actuary's Letter) will not apply.

                  If a member is reinstated in the TRW Scheme pursuant to this paragraph 10 he will then cease to be treated as a Consenting Member for all other purposes of this Schedule.

                  11       ON ACCOUNT TRANSFER

                  (A) TRW will procure that, within 6 weeks after the end of the Transfer Consent Period or, if later the date when at least 90 per cent of the Option Forms have been received by TRW, TRW's Actuary will estimate the Transfer Amount and notify that estimate to the Buyer's Actuary.

                  (B) TRW will use all reasonable endeavours to procure that the TRW Scheme will transfer to the Buyer's Scheme on such date as is agreed by TRW and the Buyer, as a payment on account of the Transfer Amount, an amount equal to 50 per cent. of the estimate so notified.

                  (C) After the payment on account is made, for the purpose of this Schedule and the Actuary's Letter the TRW Scheme shall be deemed to have transferred on the Payment Date to the Buyer's Scheme in addition to the amount (if any) actually transferred on the Payment Date an amount equal to the payment made in accordance with this paragraph 11(B) and then increased or decreased by the Timing Adjustment over the period starting on the day the payment on account is made and ending on the end of the day which is 3 days before the Payment Date and then increased by interest at the Agreed Rate from and including the day which is 2 days before the Payment Date to the end of the day before the Payment Date. If the amount which the TRW Scheme is so deemed to have transferred on the Payment Date exceeds the Transfer Amount, the Buyer will on the Payment Date pay to TRW, or procure the payment by the Buyer's

                  Scheme to the TRW Scheme of, the excess. If the Buyer pays the excess to TRW, TRW will forthwith pay an amount equal to the excess received to the TRW Scheme. TRW will account to the Buyer for any Tax Benefit received in the same manner and circumstances as the Buyer is required to account to TRW for any Tax Benefit under paragraph 7(B).

                  (D) In respect of any transfer between the TRW Scheme and the Buyer's Scheme, TRW (in the case of a transfer by the TRW Scheme) or the Buyer (in the case of a transfer by the Buyer's Scheme) will procure that the transferring scheme will before the transfer deliver to the receiving scheme a letter of direction supporting the use of Transaction Stamp Status Flag 5 in the form recommended by CREST.

                  (E) If a payment on account is made, Appendix B to the Schedule will be modified to reflect the provisions of this paragraph."

                  Section 1.14 Citroen Valve Business. Article VI of the Agreement shall hereby be amended to add the following Section 6.23 to such article:

                  Section 6.23. Citroen Valve Business. TRW and Buyer shall treat the disposition of TRW Systemes Aeronautiques SAS' suspension valve business as set forth in Exhibit E hereto.

                  Section 1.15 Reference Balance Sheet and SAP Amendments. The adjustments set forth on Exhibit F hereto shall be taken into account in preparing the Reference Balance Sheet and the Closing Balance Sheet. The Supplemental Accounting Principles attached as Annex 1 to Section 4.7 of the TRW Disclosure Letter shall be amended as set forth in Exhibit G hereto.

                                  ARTICLE II
                                 MISCELLANEOUS

                  Section 2.1       Nature of Amendment.

                  Except as expressly provided herein, the Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement. Any reference to the Agreement in the Agreement or any other document (except as specifically indicated to the contrary) shall be deemed to be a reference to the Agreement as amended hereby.

                  Section 2.2       Governing Law.

                  THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.

                  Section 2.3       Headings.

                  The table of contents and the article, section, paragraph and other headings contained in this Amendment are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

                  Section 2.4       Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                  Section 2.5       Entire Agreement.

                  This Amendment, the Agreement, the Ancillary Agreements, the TRW Disclosure Letter, the Exhibits to the Agreement and this Amendment, the Schedules to the Agreement, and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.


                                    GOODRICH CORPORATION


                                    By: /s/ Alexander C. Schoch
                                       ----------------------------------------
                                       Name: Alexander C. Schoch
                                       Title: Vice President,
                                              Associate General Counsel and
                                              Secretary


                                    TRW INC.


                                    By: /s/ Wesley G. Bush
                                       ----------------------------------------
                                       Name: Wesley G. Bush
                                       Title: Executive Vice President


                                    TRW SYSTEMES AERONAUTIQUES CIVILS


                                    By: /s/ Robert A. Fulton
                                       ----------------------------------------
                                       Name: Robert A. Fulton
                                       Title: Director


                                    TRW SYSTEMES AERONAUTIQUES


                                    By: /s/ Robert A. Fulton
                                       ----------------------------------------
                                       Name: Robert A. Fulton
                                       Title: Director


                                    GOODRICH CONTROL SYSTEMS S.A.S.


                                    By: /s/ Joel Haldemann
                                       ----------------------------------------
                                       Name: Joel Haldemann
                                       Title: President

                                   Exhibit A



[Goodrich Corporation agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any schedule referred to in the Agreement.]